EXHIBIT 5.8

CONSENT OF ENGINEER

Reference is made to the Registration Statement on Form F-10 (the “Registration Statement”) of Teck Resources Limited (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

We hereby consent to all references to our firm’s name (formerly GLJ Petroleum Consultants Ltd.) and to use of our report included or incorporated by reference in the Registration Statement filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

Yours truly,

GLJ LTD.

/s/ Tim R. Freeborn
Name:	Tim R. Freeborn, P. Eng.
Title:	Vice President and Chief Financial Officer

Dated: September 17, 2020

Calgary, Alberta

CANADA